                                            FILING PURSUANT TO RULE 424(b)(2)
                                         REGISTRATION STATEMENT NO. 333-70505

                              PROSPECTUS SUPPLEMENT
                       (TO PROSPECTUS DATED MAY 26, 1999)

                                 200,000 SHARES

                                 SUPERGEN, INC.

                                  COMMON STOCK

                           ---------------------------

         You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

         SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THE ACCOMPANYING PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

PLAN OF DISTRIBUTION

         We are offering an aggregate of 200,000 shares of our common stock to two institutional investors pursuant to this prospectus supplement. One institutional investor will purchase 27,000 shares of the common stock at a negotiated purchase price of $10.00 per share and 3,000 shares of the common stock at a negotiated purchase price of $14.00 per share. The other institutional investor will purchase 153,000 shares of the common stock at a negotiated purchase price of $10.00 per share and 17,000 shares of the common stock at a negotiated purchase price of $14.00 per share. We will not pay commissions or any other compensation in conjunction with this sale of our common stock.

USE OF PROCEEDS

         The net proceeds to us from this offering will be $2,080,000. We plan to use the net proceeds for general corporate purposes, including:

         -        repaying our obligations as they become due;
         -        financing capital expenditures; and
         -        working capital

         Pending use of the net proceeds for any of these purposes, we may invest the net proceeds in short-term investment grade instruments, interest-bearing bank accounts, certificates of deposit, money market securities, U.S. government securities or mortgage-backed securities guaranteed by federal agencies.

MARKET FOR OUR COMMON STOCK

         On June 4, 1999, the last reported sales price of our common shares on the Nasdaq National Market System was $17.00 per share. Our common stock is listed on the Nasdaq National Market under the symbol "SUPG". The common stock sold under this prospectus supplement will be listed on the Nasdaq National Market after we notify Nasdaq that the shares have been issued.

         As of June 4, 1999 and before the issuance of shares pursuant to this prospectus supplement, we have 22,181,582 shares of common stock outstanding.

GENERAL

         You should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

                           ---------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           ---------------------------

             The date of this prospectus supplement is June 7, 1999.

                                TABLE OF CONTENTS

                                                                Page
                                                                ----
PROSPECTUS SUPPLEMENT

Plan of Distribution..........................................  S-1
Use of Proceeds...............................................  S-1
Market for Our Common Stock...................................  S-2
General.......................................................  S-2

PROSPECTUS

Summary.......................................................   2
Risk Factors..................................................   2
Recent Developments...........................................  10
Where You Can Find More Information...........................  10
Note Regarding Forward-Looking Statements.....................  11
Use of Proceeds...............................................  11
Dividend Policy...............................................  12
Plan of Distribution..........................................  12
Legal Matters.................................................  12
Experts.......................................................  12